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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2018

CECO Environmental Corp.

(Exact Name of registrant as specified in its charter)

Delaware	000-7099	13-2566064
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14651 North Dallas Parkway Dallas, TX	75254
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 458-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 24, 2018, CECO Environmental Corp. (the “Company”), through two of its subsidiaries (“Seller”), and Jiangsu Zhongli Environmental Technology Co., Ltd (the “Purchaser”) entered into a purchase and sale agreement (the “Agreement”). Pursuant to the terms of the Agreement, the Purchaser has agreed to acquire the Company’s Zhongli business (the “Zhongli Business”). The closing of the transaction is expected to occur in the next 90 days, subject to customer closing conditions and Chinese regulatory approvals.

As a result of the Company’s entry into the Agreement, under United States generally accepted accounting principles, the Zhongli Business will be classified as “held for sale” in our third quarter financial statements. Accordingly, the Company will be required to record the assets related to the Zhongli Business at fair value, less an amount of estimated sale costs. The Company currently estimates that recording the assets related to the Zhongli Business at fair value will result in a charge of approximately $15 million in the third quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CECO Environmental Corporation

By:	/s/ Matthew Eckl
Matthew Eckl
Chief Financial Officer

Date: October 29, 2018